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EXHIBIT 12

                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                  (Unaudited)


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
(Dollars in Millions)                                               Three Months Ended
                                                                      March 31, 1999
                                                                    ------------------

Net earnings available for fixed charges:
  Income from continuing operations                                  $          170.1
  Add - Income taxes                                                            116.5
      - Fixed charges                                                            37.1
                                                                     ----------------
Adjusted earnings                                                    $          323.7
                                                                     ================

Fixed charges:
  Interest expense                                                   $           36.2
  Portion of rent expense representing interest                                   0.9
                                                                     ----------------

Adjusted fixed charges                                               $           37.1
                                                                     ================


RATIO OF EARNINGS TO FIXED CHARGES                                               8.73
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